IVI Communications
317th 20th Street
Manhattan Beach, California 90266


                                                For Immediate Release: 05/13/02
                                               For further information contact:
                                                                    Nyhl Henson
                                                                 (310) 802-1744
NEWS RELEASE
-------------------------------------------------------------------------------
                Turer Corporation Acquires Internet Ventures Inc.

May 13, 2002..
Nyhl Henson, CEO of Internet Ventures Inc., a privately held California Corporation, announced today the acquisition of Internet Ventures Inc. by Turer Corporation, a fully reporting public corporation, for 12,350.000 shares of Turer stock. Inclusive of this transaction there are now 13,000,000 shares of Turer stock issued and outstanding. The CEO and Board of Turer Corporation have resigned and named Mr. Henson as the new CEO and Chairman of the new board.

Turer Corporation is expected to change its name to IVI Communications within the next month. Mr. Henson stated, "I am pleased with the acquisition and the positive impact it will have for the company's shareholders. This acquisition will not significantly dilute the current shareholders of IVI and will ultimately create a public market for our stock". Mr. Henson stated that the public status of the corporation will improve the company's ability to attract additional investment capital under its new business plan. IVI is the owner of a group of Internet Service Providers (ISPs) in Tier 3 markets (populations of less than 500,000). The Company currently owns and operates ISPs in California, Oregon and Colorado, collectively serving over 20,000 customers.

Acquiring and operating additional ISPs in Tier 3 markets utilizing sound business practices of profitability and achieving operating efficiencies while emphasizing customer retention are the key pieces of the IVI business plan. Another component of the plan is focusing on the steady growth of IVI's current operations, which will include the deployment of fixed wireless, special ISP services for private organizations and other broadband services.

The next step of IVI Communications is the completion of a financial audit for the previous fiscal years, coupled with an S-4 registration submitted to the Securities and Exchange Commission. Upon approval a market maker will be secured and public trading will begin.

IVI was incorporated in September, 1995 with a mission to focus on the exurban markets, offering ISP services, including dialup, as well as broadband over existing cable networks and other means. IVI began the acquisition of ISPs in California, Oregon, and Colorado.

In July of 2000, Mr. Henson was appointed President and Chief Executive Officer. In December of that same year, he was subsequently elected Chairman of the Board of Directors. Mr. Henson is a cable television programming pioneer and former entertainment industry executive. At Warner Communications he was instrumental in developing the Star Channel into a satellite-delivered service known as The Movie Channel. A co-creator of Nickelodeon, he served as the service's first General Manager, and was also the CEO of Country Music Television. Henson most recently has served as CEO of Craftsman and Scribes Creative Workshop, an award-winning New York City-based children's television production company.